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                                                                   EXHIBIT 10.15

                        DIRECT SALES INTERNATIONAL, INC.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is made and entered into as of January 28, 2000, by and between Direct Sales International, Inc., a Delaware corporation (the "COMPANY", and Dennis Gougion ("EMPLOYEE").

1.       ENGAGEMENT AND RESPONSIBILITIES

         1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as an officer of the Company. Employee hereby accepts such employment. Employee shall have the title of Vice President, but may have any executive officer title determined by the Board provided that Employee always has a title which is no less senior than Vice President. Subject to Employee's consent, Employee shall also have serve from time to time as an officer and employee of such subsidiaries of the Company as the Board or Chief Executive Officer of the Company may from time to time request, provided that the subsidiary operates in Atlanta, Georgia.

         1.2 Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. Employee's duties and responsibilities shall be those incident to those which are normally and customarily vested in such office(s) of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's position described in Section 1.1. Notwithstanding the foregoing, Employee may from time to time perform services for Publishers Fullfillment Services, a business owned by his spouse, provided that the performance does not interfere with the performance of his duties and obligations under this Agreement. Employee's services shall be performed primarily in Atlanta, Georgia.

         1.3 For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 5% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted.

2.       DEFINITIONS

         "BOARD" shall mean the Board of Directors of the Company.

         "COMPANY GROUP" shall mean the Company, Symposium Corporation, and each Person that the Company directly or indirectly Controls or that Controls the Company.

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         "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

         "DISABILITY," with respect to Employee, shall mean that, for physical or mental seasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 90 days during any one six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor reasonably acceptable to Employee advising the Company as to whether Employee shall have suffered a disability and be unable to return to work for 90 days. Employee hereby authorizes the disclosure and release to the Company and its agents and representatives medical records relating to the issue of Employee's Disability. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure of Employee's ability or inability to return to work.

         "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

         2.1 Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company (except for breaches of Sections 1.3, 7 or 8 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

         2.2 Employee commits any act of fraud, embezzlement, breach of fiduciary duty or trust against the Company Group; or

         2.3 Employee is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony (other than a felony arising out of the use of a motor vehicle) under federal or applicable state law; or

         2.4 Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

         2.5 Employee commits continued and repeated substantive violations of specific written directions of the Board or Chief Executive Officer, which directions are consistent with this Agreement.

         "MOCAP" shall mean Media Outsourcing Circulation Alliance Program.

         "MOS" Media Outsourcing LLC, a Georgia LLC wholly owned by the Company.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

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3.       COMPENSATION AND BENEFITS

         For so long as Employee shall be employed by the Company, Employee shall receive the compensation and benefits set forth in this Section 3.

         3.1 Salary. The Company shall pay Employee a salary at an annual rate of $300,000. The Board may, but shall not be obligated to, increase Employee's salary from time to time. The salary shall be payable in installments in the same manner and at the same times the Company pays salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

         3.2 Bonus. Employee shall be entitled to a bonus each calendar year (commencing the year 2000) based on the earnings before income taxes, depreciation and amortization ("EBITDA") of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles, consistently applied, as follows:

                 If EBITDA for year is                                 Bonus is
                 ---------------------                                 --------
         Less than $6,800,000                                             0
         $6,800,000 - $7,000,000                                       $100,000
         $7,000,000 - $7,999,999                                       $150,000
         $8,000,000 - $8,999,999                                       $175,000
         $9,000,000 or more                                            $200,000

         In no event shall the bonus exceed $200,000 for any calendar year. The Company shall pay the bonus within 20 days following the completion of audit of the financial statements of the Company (or its parent corporation) for the year.

         3.3 Magazine Bonus. For each calendar month commencing January 2000, Employee shall be entitled to a magazine bonus (the "MAGAZINE BONUS") equal to 15% of the actual magazine bonus dollars received by the Company from publishers during such month less Magazine Bonus Sales Costs incurred by the Company during such month. "MAGAZINE BONUS SALES COSTS" includes remits to publishers relating to the bonus programs, the cost of preparing mailing promotion pieces to customers, the cost of getting subscriptions paid to clients and the payments of bonus dollars to clients. The Magazine Bonus shall not be considered part of the actual sales costs. The Company shall pay the Magazine Bonus for any month within 30 days following the end of such month. If in any month the actual sales costs exceed the actual magazine bonus dollars received from publishers, such excess costs shall be carried over to following months and shall be applied against actual magazine bonus dollars received from publishers in subsequent months.

         3.4 MOCAP Bonus. For each calendar month commencing January 2000, Employee shall be entitled to a MOCAP Bonus equal to 15% of the actual magazine bonus dollars received by the Company from publishers during such month with respect to the MOCAP program less MOCAP Bonus Sales Costs incurred by the Company during such month. "MOCAP BONUS SALES COSTS" includes remits to publishers relating to the MOCAP programs, the cost of preparing mailing promotion pieces to customers, the cost of getting subscriptions paid to clients,

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the payment of bonus dollars to the clients and the expenses of the consultant for MOCAP, including consulting fees, travel and entertainment expenses. The MOCAP Bonus shall not be considered part of the MOCAP Bonus Sales Costs. The Company shall pay the MOCAP Bonus for any month within 30 days following the end of such month. If in any month the actual MOCAP Bonus Sales Costs exceed the actual magazine bonus dollars received from publishers, such excess costs shall be carried over to the following month(s) and shall be applied against actual magazine bonus dollars received form publishers in subsequent months.

         In addition, Employee shall be entitled to a one-time bonus of $25,000 payable within 90 days following the first (and only the first) calendar year in which tine Company's actual magazine bonus dollars received by the Company from publishers during such year with respect to the MOCAP program exceed $500,000 provided that such revenues are earned while Employee is employed pursuant to this Agreement.

         3.5 Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under his Agreement in a manner consistent with the Company's practices and policies therefor.

         3.6 Employee Benefit Plans. Employee shall be entitled to participate in any pension, savings and group term medical, dental, and other group benefit plans that the Company makes available to its executive officers generally except for life insurance and disability insurance. The Company shall provide to Employee term life and disability insurance comparable to the insurance provided by Direct Sales International L.P. (Employee's former employer) to Employee as of January 1, 2000.

         3.7 Vacation. Employee shall be entitled to paid vacation which accrues at a rate of six weeks per year. Vacation shall accrue in accordance with the Company's standard vacation accrual policy.

         3.8 Disability. In the event of any Disability, if Employee shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such Disability.

         3.9 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

         3.10 Company Car. The Company shall provide to Employee use of a car (Lexus 400, Infiniti Q45, Jaguar XJ8L or equivalent). When the lease on the current car expires, Employee shall have the right to select the make and model of the car the Company must provide to him, within the price range of the cars identified above. If Employee's employment terminates on or after December 31, 2002, for any reason other than for cause by the Company under Section 4.4

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of this Agreement, or is terminated without cause by the Company at any time, the Company shall transfer title to such car to Employee, free and clear of all liens, as a retirement/termination bonus and shall make a payment to Employee of an amount equal to 40% multiplied by the Company's reasonable estimate of the fair market value of the car.

         3.11 Country Club Membership. The Company shall purchase a membership in a country club in a location of Employee's choice, up to a maximum purchase price of $25,000, for Employee's use. Employee shall be responsible for any monthly dues and other fees of such country club. If Employee's employment terminates on or after December 31, 2002, for any reason other than for cause by the Company under Section 4.4 of this Agreement, or is terminated without cause by the Company at any time, the Company shall transfer the membership to Employee.

         3.12 Masters Golf Tournament. The Company shall provide to Employee two Sunday tickets to the Masters Golf Tournament each year.

4.       TERM OF EMPLOYMENT

         Employee's term of employment pursuant to this Agreement shall commence as of the date hereof and shall terminate on the earliest to occur of the following (the "DATE OF TERMINATION"):

         4.1 December 31, 2002;

         4.2 upon the death of Employee;

         4.3 upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;

         4.4 upon delivery to Employee of written notice of termination by the Company For Cause; or

         4.5 upon delivery to Employee of written notice of termination by the Company without cause.

5.       SEVERANCE COMPENSATION

5.1 If Employee's employment is terminated pursuant to Section 4.5 (by the Company without cause), prior to December 31, 2002, the Company shall: (a) until the earlier to occur of December 31, 2002 or one year from the Date of Termination, continue to (i) pay to Employee salary at the rate in effect on the Date of Termination; and (ii) pay for Employee's (and his immediate family's) participation in all the Company's medical, life, dental, disability and similar plans in which he was participating to the extent permitted by the plan; and (b) pay to Employee a pro-rated share of any bonus which would have been earned by Employee pursuant to Section 3.2 of this Agreement had Employee been employed the entire year in which the Date of Termination occurs. Notwithstanding the foregoing, the Company may terminate any payments pursuant to this Section 5.1 upon any breach by Employee of any provision of Section

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7 or 8 of this Agreement. The calculation of the pro rata share of any bonus shall be based upon the number of days in such calendar year during which Employee shall have been employed.

         5.2 If Employee's employment is terminated for any reason other than by the Company without cause prior to December 31, 2002 pursuant to Section 4.5 of this Agreement, the Company shall pay to Employee (or Employee's estate or beneficiary, as the case may be), any unpaid base salary through the Date of Termination and, if termination was pursuant to Section 4.3 (Disability of Employee), the Company shall pay to Employee a pro-rated share of any bonus which would have been earned by Employee pursuant to Section 3.2 of this Agreement had Employee been employed the entire year in which the Date of Termination occurs. Employee shall not be entitled to any bonus (other than as set forth in the preceding sentence) for the year in which the Date of Termination occurs. All rights and benefits which Employee or his estate may have under employee benefit plans in which Employee shall be participating at the Date of Termination shall be determined in accordance with such plans.

         5.3 Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

         5.4 Employee acknowledges that in the event of termination of Employee's employment for any reason, Employee (nor Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

         5.5 In the event of any termination of Employee's employment, including the expiration of this Agreement, other than For Cause by the Company or termination by Employee prior to December 31, 2002 (which termination would be in breach of this Agreement), the Company shall continue to pay to Employee the Magazine Bonus and the MOCAP Bonus with respect to binding agreements with publishers entered into prior to termination of employment and automatic renewals of those agreements (renewals that do not require any approval, action or consent of either the Company or the publisher in order to be continued). Employee acknowledges that he will not be entitled to a Magazine Bonus or a MOCAP Bonus based on actual magazine bonus dollars received by the Company from publishers based on agreements entered into or not automatically renewed after termination of his employment, even if the publisher had previously entered into such agreements with the Company.

6. OPTIONS. Employee has concurrently herewith been granted options to purchase 150,000 shares of Common Stock under the 1998 Stock Option Plan of Symposium Corporation.

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7.       COVENANT NOT TO SOLICIT

         From the date hereof until two years from the Date of Termination:

         7.1 Employee will not, directly or indirectly, influence or attempt to influence any customer of the Company Group to reduce or discontinue its purchases of any products or services from the Company Group or to divert such purchases to any Person other than the Company Group; provided, however, that if the Company terminates Employee's employment without cause pursuant to Section
4.5 of this Agreement, this covenant will expire at the earlier to occur of two years from the Date of Termination or such time as Employee shall no longer be receiving any salary, severance or Magazine Bonus payments of at least $10,000 per month under this Agreement;

         7.2 Employee will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any of its respective suppliers, principals, distributors, lessors or licensors; and

         7.3 Employee will not, directly or indirectly, solicit any employee of the Company Group to work for any Person.

8.       CONFIDENTIALITY

         Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

9. EMPLOYMENT FOLLOWING DECEMBER 31, 2002. If Employee's employment continues following December 31, 2002: (a) such employment shall be "at will," and may be terminated either by the Employee upon 30 days written notice to the Company or by the Company at any time; and (b) except as otherwise provided in writing, all of the provisions of this Agreement shall be applicable to such continued employment, except: (i) Employee's compensation shall consist only of salary at the rate in effect at December 31, 2002, (ii) Employee shall not be entitled to any bonus compensation except for the Magazine Bonus and the MOCAP Bonus; and (iii) the provisions of Section 4 shall be superseded to the extent discussed in this Section 9.

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10.      MISCELLANEOUS

         10.1 Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

                           If to the Company, to:

                           Direct Sales International, Inc.
                           2550 Heritage Court
                           Suite 106
                           Atlanta, Georgia 30339
                           Attn: President

                           With a copy to:

                           Symposium Corporation
                           410 Park Avenue
                           Suite 830
                           New York, New York 10022
                           Attn: Chief Executive Officer

                           If to Employee, to:

                           Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         10.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         10.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         10.4 Governing Law. This Agreement has been made and entered into in the State of Georgia and shall be construed in accordance with the laws of the State of Georgia.

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         10.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.7 Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         10.8 Effectiveness. This Agreement becomes effective if and only if the Company acquires the substantially all of the assets of Direct Sales International L.P. ("DSI"). If such acquisition does not occur by January 31, 2000, this Agreement shall be never become effective and shall be void. Employee agrees that under no circumstance is the Company assuming any obligation or liability of DSI or any subsidiary of DSI to Employee.

         In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                                   Direct Sales International, Inc.

                                   By:   /s/ Ronald Altbach
                                      ------------------------------------------
                                         Ronald Altbach, Chief Executive Officer


                                         /s/ Dennis Gougion
                                   ---------------------------------------------
                                         Dennis Gougion


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